Exhibit 10.2

May 7, 2020

Frank Bisignano
(Address on File with the Company)

RE: Amendment to Employment Agreement

Dear Frank:

Reference is made to your Amended and Restated Employment Agreement with Fiserv, Inc. (the “Company”), dated as of January 16, 2019 (as amended or supplemented from time to time, the “Employment Agreement”). This letter sets forth below certain amendments to the Employment Agreement in connection with your promotion to the office of President and Chief Executive Officer of the Company, effective as of July 1, 2020. Capitalized terms used but not defined in this letter have the meanings given to them in the Employment Agreement.

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Term: Effective as of July 1, 2020, the initial Term of Employment shall be extended until July 1, 2025, and the reference to “the second (2nd) anniversary thereof” in Paragraph 1.2 of the Employment Agreement shall accordingly be deleted and replaced with “July 1, 2025”.

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Title and Reporting: Effective as of July 1, 2020, Paragraph 2.1 of the Employment Agreement is hereby amended and restated in its entirety as follows: “Commencing on July 1, 2020 and for the remainder of the Term of Employment, the Executive shall serve as the Company’s President and Chief Executive Officer. The Executive shall report directly to the Company’s Board of Directors (the ‘Board’) and shall have such duties, functions, and responsibilities as contemplated by the Company’s by-laws and as the Board shall designate, provided, that such duties, functions and responsibilities are commensurate with the Executive’s positions of President and Chief Executive Officer.”

•	Waiver of Base Salary Through December 31, 2020: The letter agreement between you and the Company attached hereto as Exhibit A is hereby incorporated by reference herein.

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Acknowledgment: You hereby acknowledge that the 143,349 restricted stock units granted to you on July 29, 2019 and the target number of 143,971 performance share units granted to you on August 1, 2019 fully satisfy the Company’s obligations to grant the awards described under Paragraphs 3.3.1(i) and 3.3.1(ii) of the Employment Agreement, respectively.

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Elimination of Perquisite Gross-Up: Effective July 1, 2020, the perquisite tax gross-up shall terminate and be of no further force or effect, and accordingly, the penultimate sentence in Paragraph 4.2 of the Employment Agreement shall be deleted in its entirety.

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No Consultation: Effective July 1, 2020, the proviso in Paragraph 6.1.4 of the Employment Agreement shall be deleted in its entirety, and accordingly, your employment with the Company may be terminated by the Company in accordance with Paragraph 6.1.4 without consultation with you.

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Deletion of Resignation Option: Effective as of July 1, 2020, you acknowledge and agree that the Resignation Option shall terminate and be of no further force or effect, and accordingly, (i) Paragraph 6.1.7 of the Employment Agreement shall be deleted in its entirety, (ii) Paragraph 6.3.5 of the Employment Agreement shall be amended by (x) deleting the reference in the title thereof to “or the Resignation Option” and (y) deleting the phrase “if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 6.1.5 above, or if the Executive terminates his employment pursuant to the Resignation Option in accordance with the terms set forth in Paragraph 6.1.7 above” therein and replacing it with “or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 6.1.5 above”, and (iii) Paragraph 7.3.2 shall be amended by deleting the phrase “by the Executive for Good Reason or through the Resignation Option” therein and replacing it with “or by the Executive for Good Reason”. For the avoidance of doubt, effective as of July 1, 2020, you agree that, for purposes of determining any entitlement to accelerated vesting of the Prior Awards, the Initial Grant, and any equity awards granted under the Plan, any reference to accelerated vesting on account of the Resignation Option shall be of no force or effect and a resignation that would have otherwise been treated pursuant to the Resignation Option shall instead be treated under the applicable resignation or retirement provisions in accordance with the Employment Agreement, the Plan, and the award agreements issued thereunder or with respect to the Prior Awards.

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Competitive Activities; Non-Solicitation: Effective July 1, 2020, the non-competition restriction and the non-solicitation restriction in the Employment Agreement shall be extended to 24 months following your date of termination, and accordingly, the reference to “twelve (12) months” in Paragraphs 7.3.1 and 7.3.2 of the Employment Agreement shall be deleted and replaced with “twenty-four (24) months”. Effective July 1, 2020, an additional sentence shall be added to the end of Paragraph 7.3.2 of the Employment Agreement, to read as follows: “If the Executive’s termination is by the Company without Cause, by the Executive for Good Reason or because of the Executive’s Disability, at the time of the Executive’s date of termination, the Board, after consultation with the Executive, will use its commercially reasonable best efforts to conform the definition of competitor to the Company’s then-current business for purposes of this Paragraph 7.3.2, which may, but is not required to, include a list of potential competitors.”

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Removal of Legacy Section 280G Gross-Up: Effective as of July 1, 2020, the proviso in Paragraph 10.2 of the Employment Agreement shall be deleted and replaced with the following: “provided, however, that for purposes of determining whether any Total Payments (as defined in Section 9 of the KEESA) constitute ‘excess parachute payments,’ the opinion of National Tax Counsel described in Section 9 of the KEESA shall take into account all available mitigating circumstances and strategies under Section 280G of the Code and the

Treasury Regulations promulgated thereunder, including, without limitation, applying the reduction for ‘reasonable compensation’ as described in Treasury Regulation 1.280G-1, Q&A-39, including any applicable reduction for the value of any covenant not to compete applicable to the Executive as described in Treasury Regulation 1.280G-1, Q&A-40, and applying the valuation methodology for any applicable nonvested payments described in Treasury Regulation 1.280G-1, Q&A-24(c).” The Company further agrees to obtain at its expense such opinion of National Tax Counsel with respect to any payments or benefits paid or provided by the Company or its affiliates to you that the Company believes may constitute an “excess parachute payment” under Section 280G of the Code in accordance with the procedure described in the KEESA, whether or not a “Change in Control of the Company” has occurred under the KEESA.
Except as expressly set forth in this letter, all terms and conditions of the Employment Agreement will continue in full force and effect in accordance with their terms. This letter, together with the Employment Agreement, constitutes the entire understanding of you and the Company with respect to the matters set forth herein, and may not be amended except by a written instrument signed by both you and the Company. This letter shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws. This letter may be executed in counterparts (electronically or otherwise), each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Sincerely,
Fiserv, Inc.

/s/ Lynn S. McCreary
Name: Lynn S. McCreary
Title: Chief Legal Officer and Secretary

ACKNOWLEDGED AND AGREED:

/s/ Frank Bisignano
Frank Bisignano